EXHIBIT  1

To the Holders of:
TIERS   Principal-Protected   Certificates  Trust  Series  FFH  2001-12
*CUSIP:  886525AE4

U.S. Bank Trust National Association, as Trustee for the TIERS
Principal-Protected Certificates Trust Series FFH 2001-12, hereby gives notice with respect to the Distribution Date of July 15, 2004 (the "Distribution Date") as follows:

1. The amount of the distribution payable to the Certificateholders on the Distribution Date allocable to principal and premium, if any, and interest, expressed as a dollar amount per $1,000, is as set forth below:

     Principal                Interest                 Total Distribution
     ---------                --------                 ------------------
     $    0.000000            $  40.000000             $  40.000000

2. The amount of aggregate interest due and not paid as of the Distribution Date is $0.000000.

3. No fees have been paid to the Trustee or any other party from the proceeds of the Term Assets.

4. $2,798,000 aggregate principal amount of Fairfax Financial Holdings 7.75% Notes due July 15, 2037 (the "Term Assets") and $2,710,000 maturity amount U.S. Treasury STRIP due May 15, 2030 are held for the above trust.

5. At the close of business on the Distribution Date, $2,710,000 aggregate principal amount of TIERS Principal-Protected Trust Certificates, Series FFH 2001-12 were outstanding.

6. The current rating of the Term Assets is not provided in this report. Ratings can be obtained from Moody's Investors Service, Inc. by calling 212-553-0377.

U.S.  Bank Trust National Association, as Trustee


*The Trustee shall not be held responsible for the selection or use of the CUSIP number nor is any representation made as to its correctness. It is included solely for the convenience of the Holders.


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